Exhibit 99.2

FOR IMMEDIATE RELEASE:	April 26, 2007

NW Natural Extends Share Repurchase Program

Board extends and increases program to $100 million or 2.8 million shares

PORTLAND, ORE.—The Board of Directors of Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today approved an increase in the number of shares authorized for purchase under the company’s share repurchase program to an aggregate total of up to 2.8 million shares and $100 million in value.

The repurchase program, first authorized in 2000 for up to 2 million shares and $35 million in value, has been extended annually. The current extension, effective through May 31, 2008, increases the authorization from $85 million to $100 million. Since the program’s inception through March 31, 2007, the company has repurchased nearly 1.37 million shares of common stock at a total cost of $48.1 million.

During the first quarter of 2007, the company purchased 206,700 shares as part of this program. As of March 31, 2007, the company had 27.1 million shares outstanding.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company's 2006 Annual Report on Form 10-K that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves over 641,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. NW Natural is also one of the fastest-growing local distribution companies in the nation. The company has approximately $1.9 billion in total assets, which includes 14 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 51 consecutive years.

CONTACT:	Northwest Natural Gas Company, Portland
Bob Hess, 503-220-2388 (INVESTOR CONTACT)
Bob.Hess@nwnatural.com
or
Steve Sechrist, 503-220-2594 (PRESS CONTACT)
Steve.Sechrist@nwnatural.com